Exhibit 99.1
Michael Dell Assumes Duties as Chief Executive Officer of Dell Inc.
Dell will Remain as Chairman of Board

Round Rock, Texas, January 31, 2007
Dell Inc. announced today that Michael Dell will assume the duties of Chief Executive Officer, effective immediately. Mr. Dell, who will retain his duties as Chairman of the Board, will replace Kevin Rollins.
“The Board believes that Michael’s vision and leadership are critical to building Dell’s leadership in the technology industry for the long-term,” said Samuel A. Nunn, presiding director of Dell’s Board. “There is no better person in the world to run Dell at this time than the man who created the Direct Model and who has built this company over the last 23 years.”
Michael Dell founded the company in 1984 with $1,000 and an unprecedented idea — to bypass the middleman and sell computer systems directly to the customer. He has served as the company’s Chairman of the Board, since its founding, and served as CEO until 2004.
“Dell has tremendous opportunities ahead of it,” said Mr. Dell. “I am enthusiastic about Dell 2.0, which includes our plan to provide the best customer experience, build a strong global services business and ensure our products deliver the best long-term customer value.”
Mr. Rollins has resigned, effective immediately, from his position as CEO and as a member of the Board of Directors.
“Kevin has been a great business partner and friend,” said Mr. Dell. “He has made significant contributions to our business over the past ten years. I wish him much success in the future.”
In 1992, Mr. Dell became the youngest CEO ever of a Fortune 500 company. Mr. Dell serves on the Foundation Board of the World Economic Forum, the executive committee of the International Business Council and is a member of the U.S. Business Council.
The Company also said that it expects its fourth quarter Fiscal Year 2007 results to be below the average of First Call Estimates for both revenue and earnings per share.
About Dell
Dell Inc. (NASDAQ: DELL) listens to customers and delivers innovative technology and services they trust and value. Uniquely enabled by its direct business model, Dell sells more systems globally than any other computer company, placing it No. 25 on the Fortune 500. For more information, visit www.dell.com. To get Dell news direct, visit www.dell.com/RSS